EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-13075, 333-103145 and 333-157973 on Form S-8 of our report dated November 25, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 740, Income Taxes (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes)), relating to the financial statements and financial statement schedule of Rofin-Sinar Technologies Inc., and the effectiveness of Rofin-Sinar Technologies Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rofin-Sinar Technologies Inc. for the year ended September 30, 2009.

/s/ Deloitte & Touche LLP
Detroit, Michigan
November 25, 2009